Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
February 17, 2017

Thank you Theis, and good morning everyone. Trinity’s 4th quarter and full year financial results were slightly better than our expectations. I am pleased with the way our people are confronting the challenges associated with today’s business environment.

A number of different factors, including the oversupply of railcars and barges in the North American market, continues to impact order volumes for new railcars and barges. The markets for these products are highly competitive and difficult to predict at this time. We are reducing production volumes in our railcar and barge manufacturing facilities and preparing for the possibility of extended downturns.

We continue to invest in leased railcars, which provide a base of earnings for our Company. During 2016, we added new leased railcars with a value of approximately $1 billion to our lease fleet, and expect to add another $500 - $600 million of asset value this year. We sold approximately $170 million of leased railcars to our Railcar Investment Vehicle platform last year, and we expect to sell another $300 - $400 million of assets this year. As most of you know, Railcar Investment Vehicles are portfolios of leased railcars developed and managed by TrinityRail that are sold to institutional investors.

Demand for the majority of our other manufactured products is being impacted by the current economic climate and political landscape. Generally speaking, we are seeing a unique mixture of uncertainty and optimism in the majority of the end markets our businesses serve. Our customers appear optimistic regarding the future of their businesses, yet they are delaying purchases of large capital equipment as they wait to see which public policies proposed by the new administration will be approved by Congress. The flexible nature of Trinity’s business model positions our company to respond when market conditions shift. Should a major infrastructure spending program be implemented, our industrial manufacturing, construction aggregates and railcar leasing businesses are positioned to capitalize on the resulting opportunities.

I am very pleased with the way Trinity’s people are collaborating throughout our enterprise. We have established an operating structure and a culture that encourages and reinforces collaborative initiatives throughout our company. All of Trinity’s businesses are interconnected in a variety of ways that benefit our customers and create value for our stakeholders. Our portfolio of businesses work well together to serve a variety of end markets, generating internal synergies that enhance each other’s performance.

We continue to look for opportunities to grow our company. During the past several years, we have invested in and continue to look for complementary businesses that serve infrastructure-related end markets adjacent to our existing businesses. We are interested in businesses that have products, services, technology and competencies that will enrich our portfolio. Today, there is a lot of capital in the market looking for acquisitions. As a result, market valuations continue to be high. We are disciplined in our approach and have the patience to wait until we believe the situation and timing are right before taking action.

Overall, I am pleased with our Company’s ability to successfully transition as market conditions shift. We strive to do our best in every market environment, and constantly work at strengthening our Company’s competitive positioning.

I will now turn it over to Bill for his comments.